Exhibit 10.1

TRANSITION AGREEMENT
TRANSITION AGREEMENT (this “Agreement”) made and entered into by and between Chiquita Brands International, Inc. (the “Company”) and Fernando Aguirre (the “Executive”), dated as of October 4, 2012.
WHEREAS, the Executive is employed as President and Chief Executive Officer of the Company and is serving as Chairman of the Company’s Board of Directors (the “Board”) pursuant to a written agreement effective January 12, 2004 as amended (the “Employment Agreement”); and
WHEREAS, the Executive and the Company have mutually determined that it is an appropriate time for the Company to transition to a new President and Chief Executive Officer and therefore wish to set forth the terms of such transition.
NOW, THEREFORE, in order to provide for an orderly transition and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Transition Period.
(a)    The Executive shall continue to serve as President and Chief Executive Officer of the Company and Chairman of the Board through the date a successor Chief Executive Officer's appointment to such position by the Company is effective. Such date is referred to herein as the “Transition Date” and the period commencing on the date hereof and ending on the Transition Date is referred to as the “Transition Period.”
(b)    During the Transition Period, the Executive shall devote substantially all of his business time to, and shall continue to perform in good faith, the duties of President, Chief Executive Officer and Chairman and the Executive shall have such authority and responsibilities as were in effect immediately prior to the execution of this Agreement. During the Transition Period, the Executive shall be based at the Company’s principal headquarters in Charlotte, North Carolina, except for travel reasonably required for the performance of the Executive’s duties hereunder and shall report solely to the Board.
(c)    During the Transition Period, the Executive shall continue to be paid his base salary at the annual rate in effect on the date hereof and shall continue to participate in all other benefit and compensation programs in which he participates on the date hereof. Without limiting the generality of the foregoing, if the Transition Period continues through December 31, 2012, the Executive shall be eligible for an annual bonus under the Company’s Management Incentive Plan with respect to 2012 in accordance with the terms of such plan.
(d)    The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities during the Transition Period, in accordance with the applicable reimbursement policy of the Company.
(e)    Until the Transition Date, the Executive shall retain his current office location in the Company’s offices and shall maintain the same level of administrative support and services as are being provided as of the date hereof.

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(f)    Notwithstanding Section 1(b) hereof, but subject to Section 6 hereof, during the Transition Period, the Executive may (i) manage his personal investments, (ii) devote a reasonable amount of working time to career-related matters, including communicating with prospective employers and/or boards regarding potential future opportunities, provided doing so does not materially interfere with his performance of his duties and responsibilities hereunder and (iii) join or remain on the board of directors or other governing body of one or more other entities so long as the Executive’s membership thereon does not create a conflict of interest or materially interfere with the performance of his duties and responsibilities hereunder.

2.	Resignation; Certain Payments and Benefits.
(a)    Effective as of the Transition Date, the Executive’s employment with the Company and each of its affiliates shall terminate. In furtherance thereof, the Executive hereby resigns (i) his position as President and Chief Executive Officer of the Company, (ii) his employment with the Company and (iii) his position on the Board and any board of any affiliate of the Company (and any committees thereof), in each case effective as of the Transition Date.
(b)    Subject to (i) Section 6 hereof and (ii) the timely execution by the Executive following the Transition Date of the release described in Section 8 and the expiration of any revocation period of such release, the Company will pay or provide the Executive with the following:

(i)
the product of (A) the number two (2) and (B) the sum of the Executive’s current annual base salary ($1,030,000) and target bonus ($1,339,000) (the “Severance Payments”) in equal monthly installments over the twenty-four (24) month period immediately following the Transition Date; and

(ii)
an annual bonus for the year in which the Transition Date occurs, at the time the Company normally pays such bonuses to its senior executives, in an amount equal to the product of (A) the bonus that would have been paid to the Executive based on actual performance had his employment not terminated, and (B) a fraction, the numerator of which is the number of days in such year through the Transition Date, and the denominator of which 365 (the “Pro-Rata Bonus” and, together with the Severance Payments, the “Total Payments”).

(c)    The Company shall (i) provide to the Executive (and/or the Executive’s eligible dependents, as the case may be), for a period of thirty-six (36) months following the Transition Date, the welfare benefits to which he (and/or his eligible dependents, as the case may be) was entitled immediately before the Transition Date (on a basis no less favorable than that in effect immediately before the Transition Date) (the “Continued Benefit Coverage”), (ii) provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Transition Date and (iii) pay to the Executive, not later than 30 days following the Transition Date, any unpaid amounts of the Executive’s annual base salary and earned annual bonus, if any, for periods prior to the Transition Date and any accrued but unused vacation days.
(d)    During the Transition Period, all Company equity and equity-based awards held by the Executive will continue to vest on their scheduled vesting dates subject to and in accordance with the terms of such awards.

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(e)    The Company shall provide the Executive and his then-eligible dependents (following the expiration of the Continued Benefit Coverage), for the remainder of his lifetime and his spouse’s lifetime, with the rights and benefits to which he and his then eligible dependents would be entitled under the provisions of Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended and in effect as of the date hereof, assuming the Executive were otherwise entitled to such rights and benefits.
(f)    The Company shall pay the Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, in an amount not to exceed $50,000, which payment shall be made within fifteen (15) days of the receipt by the Company of an invoice for such fees, which the Executive agrees to provide the Company not later than July 1, 2013.
(g)    The Executive hereby acknowledges that, in connection with his termination of employment with the Company or any event subsequent to such termination, the Executive shall not be entitled to receive from the Company or an affiliate any severance pay or benefits or similar payments or benefits except as provided in Section 2(b) of this Agreement.
(h)    In the event of a Change of Control (as defined in the Employment Agreement) of the Company during the twenty-four (24)-month period following the Termination Date, then any amounts not yet paid to the Executive per Section 2(b)(i) above shall be paid to the Executive on the date of the Change of Control in one lump sum; provided that such lump-sum payment shall only be made in the event that such payment does not result in a violation of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), it also being understood that the provisions of this Section 2(h) shall not require the Company to amend or terminate any other plan or agreement in order to make such payment to the Executive in a manner that does not result in a violation of Section 409A. In the event that the Company does not make the lump-sum payment due to reasons set forth in the preceding sentence, the Company shall establish (at the Company's expense) and fully fund (with an amount equal to any amounts not yet paid to the Executive per Section 2(b)(i)) an irrevocable rabbi trust with the Executive as the sole beneficiary (absent an event of insolvency), effective as of the Change of Control. Such trust shall have as a trustee an independent, nationally recognized banking institution and shall include payment instructions identical to those set forth in Section 2(b)(i) for the funded amounts.

3.	Consulting Period.
(a)    Subject to (i) Section 6 hereof and (ii) the timely execution by the Executive following the Transition Date of the release described in Section 8 and the expiration of any revocation period of such release, during the period commencing on the Transition Date through the first anniversary of the Transition Date (the “Consulting Period”), the Company shall retain the Executive as a special advisor. During the Consulting Period, the Executive shall make himself available, as reasonably requested by the Board, to: (i) provide transitional support to the successor Chief Executive Officer, (ii) provide litigation support, (iii) assist in the evaluation of strategic alternatives and (iv) provide such other reasonable support requested by the Board. Such services shall be reasonably related to, and consistent with, the Executive’s former position as President and Chief Executive Officer of the Company. Such services shall be performed on mutually agreed upon dates and such advisory services shall not unreasonably interfere with the Executive’s other business or personal activities.

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(b)    Subject to the Executive’s performance of the duties set forth in Section 3(a) and subject to Section 6 hereof, the Company shall pay the Executive a monthly consulting fee of $40,000 during the Consulting Period. If the Company terminates the Consulting Period prior to the first anniversary of the Transition Date or the Consulting Period ends due to the Executive’s death or “Disability” (as defined in the Employment Agreement), then the Company shall pay to the Executive any remaining portion of such fee in a lump sum within ten (10) days of such termination of the Consulting Period. Following the Consulting Period, the Board shall consider providing a discretionary bonus to the Executive based upon the contributions made by the Executive during the Transition Period and Consulting Period.
(c)    Subject to the Executive’s performance of the duties set forth in Section 3(a) and subject to Section 6 hereof, during the Consulting Period, (1) the restricted stock unit award with respect to 39,971 shares of the Company’s common stock scheduled to vest in February 2013 and (2) the restricted stock unit awards with respect to 94,250 shares of the Company’s common stock scheduled to vest in August 2013 (collectively, the awards with respect to such 134,221 shares are referred to herein as the “Continuing Awards”) shall each continue to vest in accordance with their existing vesting schedules. All other unvested equity or unvested equity-based awards held by the Executive on the Transition Date shall be forfeited on such date. All vested outstanding stock options held by the Executive on the Transition Date shall be treated in accordance with their terms. Any early termination of the Consulting Period by the Company shall not affect the Executive’s rights under this Section 3(c).
(d)    During the Consulting Period, the Executive shall be an independent contractor of the Company and shall not be considered for any purpose to be an employee or agent of the Company or any of its affiliates and shall not have the authority to speak for or on behalf of or bind the Company.
(e)    During the Consulting Period, the Company shall provide the Executive with reasonable administrative support and services and continue to support the Executive’s e-mail address on the Company’s e-mail system.

4.
Termination of Employment Due to Death or Disability. Upon any termination of the Executive’s employment during the Transition Period due to the Executive’s death or Disability, the Executive shall be entitled to the payments and benefits provided in Sections 2 and 3, which shall be paid or provided by the Company as soon as practicable following the date of such termination (or on such later date as may be required in order to comply with Section 409A).

5.
Employment Agreement. Except for those provisions of the Employment Agreement specifically referenced in this Agreement, the provisions of this Agreement supersede the provisions of the Employment Agreement and the Employment Agreement shall be of no further force or effect; provided, however, that Sections 5(e) (Excise Tax Gross Up) and 12(l) (dealing with Section 409A) of the Employment Agreement shall remain in full force and effect and provided further that if a “Change of Control” (as defined in the Employment Agreement) occurs prior to the Transition Date, any subsequent termination of the Executive’s employment shall be governed by the provisions of the Employment Agreement rather than the provisions of this Agreement.

6.	Confidential Information; Competition; Solicitation.
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated

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companies and their respective businesses that the Executive obtains or obtained during the Executive’s employment by the Company or any of its affiliated companies or during the Consulting Period and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6 or Section 8 of the Employment Agreement) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.
(b)    For a period of two years after the Transition Date, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any entity which was identified on Exhibit D of the Employment Agreement or any affiliate thereof (the “Exhibit D Companies”) or with any other entity which conducts a business which is in direct competition with any line of business actively being conducted on the Transition Date by the Company or any of its subsidiaries (provided that the Executive shall not be prohibited from employment with a business of such a direct competitor (other than an Exhibit D Company) if such business is not in direct competition with any line of business actively being conducted on the Transition Date by the Company or any of its subsidiaries and so long as the Executive has no involvement or responsibility in connection with any competitive business conducted by such entity); (ii) solicit, entice, persuade or induce any person to leave the employment of the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) or hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.
(c)    The Executive agrees that the restrictions set forth in Section 6(a) and 6(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions. Without limiting the availability of injunctive relief, the Executive agrees that if it is the decision of the arbitrators in an arbitration proceeding conducted in accordance with Section 7 hereof that the Executive has violated any such restriction during the period commencing on the Transition Date and ending two years following such date, the Executive shall promptly repay or return, as the case may be, to the Company (i) the Total Payments to the extent previously paid by the Company, (ii) any amounts paid by the Company pursuant to Section 5(d)(i) of the Employment Agreement, (iii) any amounts paid by the Company pursuant to Section 3(b) hereof and (iv) any shares of Company common stock previously delivered or other amounts previously paid by the Company in connection with the settlement of the Continuing Awards, and the Company shall have no further obligation to pay the Executive any additional Total Payments or any amounts under Section 5(d)(i) of the Employment Agreement or Section 3(b) hereof, or to deliver shares or pay any amounts in settlement of the Continuing Awards.

7.
Dispute Resolution. Except for the Company’s right to seek injunctive relief as set forth in Section 6(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by

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expedited arbitration conducted before a panel of three arbitrators sitting in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All fees and expenses of the arbitrators shall be paid by the Company. The arbitrators shall have the authority to award attorney’s fees and costs to the prevailing party.

8.	Mutual Release of Claims. The Executive and the Company hereby agree to execute the Mutual Release and Waiver attached as Exhibit A within 21 days following the Transition Date.

9.
Indemnification; D&O Coverage. During the Transition Period and the Consulting Period, the Company’s obligations to indemnify the Executive under the Company’s Certificate of Incorporation shall survive (including, to the extent applicable, with respect to the so-called “Colombia litigation”) and Executive shall continue to be covered by the Company’s D&O insurance coverage to the same extent as other current officers and directors.

10.
Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

11.
Consultation with Attorney; Voluntary Agreement. The Executive understands and agrees that the Executive has the right and has been given the opportunity to review this Agreement and, specifically, the release described in Section 8 above, with an attorney. The Executive also understands and agrees that the Executive is under no obligation to consent to the release described in Section 8 above. The Executive represents that he has read this Agreement, including the attached release, and understands its terms and that Executive enters into this Agreement freely, voluntarily, and without coercion.

12.	Miscellaneous.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an authorized designee of the Board. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

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(c)    The parties agree that any proprietary information and inventions agreement between the Executive and the Company shall remain in effect in accordance with its terms.
(d)    The Executive agrees to return to the Company, on the Transition Date or immediately thereafter, all files, records, documents, reports, computers, and other property of the Company in his possession or control and he further agrees that he will not keep, transfer or use any copies or excerpts of the foregoing items; provided, however, that the Executive may retain (i) the Company-provided iPad and iPhone subject to the deletion of all Confidential Information on such devices, and (ii) the Company-provided laptop computer (subject to the deletion of all Confidential Information on such device, with such files on such computer remaining as the Company deems necessary so that the Executive may provide the consulting services, including services related to the Colombia litigation); provided, further that the Executive may retain the Company’s American Express credit card through the expiration of the Consulting Period.
(e)    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually-prepared document.
(f)    This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.
(g)    Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or any affiliate, or otherwise.
(h)    This Agreement is not intended, and shall not be construed, as an admission that either party or any of its affiliates have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other party.
(i)    In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
(j)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the

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fullest extent consistent with law. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(k)    The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be given by delivery in person or consigned to a reputable national or international courier service and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received. Notices and communications shall be effective when actually delivered to the addressee.

[Signature Page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED TO: Fernando Aguirre /s/ Fernando Aguirre October 4, 2012 Date	ACCEPTED AND AGREED TO: Chiquita Brands International, Inc. By: /s/ Kerrii B. Anderson October 3, 2012 Date

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Exhibit 10.1

EXHIBIT A
MUTUAL RELEASE AND WAIVER AGREEMENT
This MUTUAL RELEASE AND WAIVER AGREEMENT (this “Release Agreement”), dated as of _______________, is entered into by and between Chiquita Brands International, Inc. (the “Company”) and Fernando Aguirre (“Executive”).
W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to a Transition Agreement dated [DATE] (the “Transition Agreement”);
WHEREAS, Executive’s employment with the Company terminated as of the “Transition Date” (as defined in the Transition Agreement); and
WHEREAS, the Company and Executive agreed in the Transition Agreement to execute this Release Agreement and have conditioned the Executive’s receipt of certain benefits under the Transition Agreement upon his execution and non-revocation of this Release Agreement following the Transition Date.
NOW, THEREFORE, in consideration of the promises and of the releases, representations and obligations contained herein, the parties hereto agree as follows:
1.Mutual Release of Claims.
(a)    In exchange for the payments and benefits identified in the Transition Agreement, which Executive acknowledges are in addition to anything of value to which he is already entitled, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby releases, settles and forever discharges the Company, its parent, subsidiaries and affiliates, together with their past and present directors, officers, executives, agents, insurers, attorneys, and benefit plans, as well as any of their predecessors, successors, estates, heirs and assigns (collectively, the “Company Parties”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Executive ever had, now has, or may hereafter have against the Company Parties: (i) from the beginning of time to the date upon which Executive signs this Release Agreement, including, but not limited to, arising from Executive’s status in any capacity, including as an officer, director, Executive, investor, shareholder or creditor of any of the Company Parties; (ii) arising out of, or relating to, Executive’s employment with any of the Company Parties; (iii) arising out of, or relating to, Executive’s termination of employment from any of the Company Parties and (iv) arising out of, or relating to, Executive’s service on, and resignation from, any board of any of the Company Parties. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Executive’s employment with the Company and the termination of that employment pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Older Workers’ Benefit Protection Act, Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Ohio Civil Rights Act, the North Carolina Equal Employment Practices Act, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 U.S.C. §1981, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as well as all other federal, state and local laws, except that this release shall not affect any rights of Executive as to (i) any claim that arises after the date on which Executive executes this Release Agreement, (ii) any claim for vested benefits which may be due Executive under any equity compensation awards and welfare benefit plans in which Executive was a participant; (iii) any claim relating to Executive’s eligibility for indemnification in accordance with applicable laws or the Company’s certificate of incorporation or by-laws (or those of any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability Executive has incurred or may incur as a director, officer or Executive of the Company or any subsidiary or affiliate (including as a trustee, director or officer of any benefit plan and including any such claim relating to the so-called “Colombia litigation”), (iv) benefits payable under any Social Security, Worker’s Compensation or Unemployment laws, (v) any rights under the Transition Agreement, and (vi) any rights that cannot be waived under applicable law. Executive also expressly and specifically waives any and all rights or claims to any change in control or other severance benefits, except as specifically provided in the Transition Agreement.
(b)    Executive acknowledges and agrees that (i) the Company Parties have fully satisfied any and all obligations owed to him arising out of or relating to his employment with any of the Company Parties through the date upon which he executes this Release Agreement and (ii) no further sums are owed to him by the Company Parties arising out of or relating to his employment with any of the Company Parties, except as expressly provided in the Transition Agreement.
(c)    Executive acknowledges and agrees that he has no complaints, charges or lawsuits currently pending against any of the Company Parties. Executive further acknowledges and agrees that neither himself nor his heirs, executors, administrators, fiduciaries, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against any of the Company Parties arising out of any of the matters released in Sections 1(a) and (b).
(d)    In consideration of the Executive’s promises in this Release Agreement, the Company, on behalf of itself and each of its parents, subsidiaries and affiliates, and each of their successors and assigns (each a “Company Releasee”), hereby knowingly and voluntarily releases and forever discharges Executive from any and all claims, which it ever had, now has, or may hereafter claim to have against Executive by reason of any matter, cause or thing whatsoever arising from the beginning of time to date upon which the Company signs this Release Agreement, including, without limitation, all claims of any type that the Company has against Executive under any federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, whether written or oral, formal or informal, between Executive and any Company Releasee and any and all claims in connection with, related to or arising out of Executive’s employment or service to, or the termination of Executive’s employment or service with, the Company Releasees; provided, however, that nothing contained in this Release Agreement shall (i) release Executive from his obligations or the Company’s rights under the Transition Agreement, or from Executive’s obligations under any proprietary information and inventions agreement with the Company, (ii) be construed to prohibit the Company from bringing appropriate proceedings to enforce the Transition Agreement, any proprietary information and inventions agreement with the Company or this Release Agreement or (iii) release Executives from any fraud, embezzlement or intentional misconduct.
2.    Consultation with Attorney; Voluntary Agreement. Executive understands and agrees that Executive has the right and has been given the opportunity to review this Release Agreement with an attorney. Executive also understands and agrees that Executive is under no obligation to consent to this Release Agreement. Executive represents that he has read this Release Agreement and understand its terms and that Executive enters into this Agreement freely, voluntarily, and without coercion.
3.    Review and Revocation Period.
(a)    Executive has twenty-one (21) days to consider this Release Agreement, although he may sign it sooner. Executive has seven (7) calendar days from the date upon which he signs this Release Agreement to revoke his consent to its terms. Such revocation must be in writing and must be faxed to the James Thompson of the Company at (513) 672- 2658. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(b)    Provided that Executive does not revoke this Release Agreement within such seven (7) day period, this Release Agreement shall become effective on the eighth calendar day after the date upon which he signs it.
4.    No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by Executive or the Company Parties.
5.    Each Party the Drafter. This Release Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Release Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.
6.    Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.
7.    Governing Law. This Release Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
8.    Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.
9.    Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A faxed or .PDF signature shall operate the same as an original signature.

IN WITNESS WHEREOF, the Company and Executive have executed this Release Agreement, on the date and year set forth below.

ACCEPTED AND AGREED TO: Fernando Aguirre /s/ Fernando Aguirre October 8, 2012 Date	ACCEPTED AND AGREED TO: Chiquita Brands International, Inc. By: /s/ James Thompson October 8, 2012 Date